Exhibit 10.3

ESCROW AGREEMENT

ESCROW AGREEMENT dated as of this 11th day of June 2007 (the “Agreement”), by and among MARKLAND TECHNOLOGIES, INC., a Florida corporation (the “Company”), GERSTEN SAVAGE LLP, (the “Agent”), SOUTHRIDGE PARTNERS LP, a Delaware limited partnership (“Southridge”), SOUTHSHORE CAPITAL FUND LTD, a Cayman Islands corporation, ABERDEEN AVENUE LLC, a Cayman Islands limited liability company, BRITTANY CAPITAL MANAGEMENT LTD., a Bahamian corporation, ROBERT TARINI, GINO PEREIRA and syndicated investors (each such investor is an “Investor,” and all such investors are, collectively, the “Investors”), and STEPHEN HICKS, as representative of the Investors.

W I T N E S S E T H:

WHEREAS, pursuant to a certain Litigation Settlement, Securities Purchase, Relinquishment and Exchange Agreement dated June 11, 2007 by and between the Company and the Investors (the “Purchase Agreement”), the Company is selling and the Investors are purchasing, for $1,500,000, three million one hundred fifty-five thousand nine hundred forty-nine (3,155,949) shares of common stock of Technest Holdings, Inc., a Nevada corporation (“Technest”), par value $.001 per share (the “Technest Common Stock”), subject to the terms and conditions set forth therein (the “Purchased Technest Shares”); and

WHEREAS, pursuant to the Purchase Agreement, the Company is offering each Investor shares of its newly issued Series G Convertible Preferred Stock, $0.0001 par value per share (the “Series G Preferred Stock”), in exchange for each Investor’s shares of Series E Convertible Preferred Stock, $0.0001 par value per share, of the Company (the “Series E Preferred Stock”); and

WHEREAS, in accordance with the rights associated with the Series G Preferred Stock, the Investors may, at their option, convert their interests thereunder into shares of Technest Common Stock, pursuant to the terms and conditions thereunder; and

WHEREAS, the Purchase Agreement provides that (i) the Company shall deposit with the Agent four million one hundred fifty-five thousand nine hundred forty-nine (4,155,949) shares of Technest Common Stock, which includes the Purchased Technest Shares, the Relinquishment Shares (as defined in the Purchase Agreement) and an additional 250,000 shares of Technest Common Stock to be used to pay certain creditors of Markland, and (ii) the Pledged Shares (as defined in the Purchase Agreement) shall be deposited with the Agent by Silicon Valley Bank immediately upon its release of its security interest in such Pledged Shares (for purposes of this Agreement, the securities listed in (i) - (ii) above being the “Escrow Shares”), in order to secure the conversion rights associated with the Series G Preferred Stock into Technest Common Stock and to effectuate disbursements to the Investors and third parties of the Escrow Shares as contemplated by the Purchase Agreement; and

WHEREAS, the parties have agreed that the $1,500,000 proceeds of the sale and purchase of the Purchased Technest Shares shall be deposited in a segregated escrow account to be held by Escrow Agent (the “Escrow Funds”), in order to effectuate disbursements to the Company and third parties, as directed by the Company, at and after the closing held on the date hereof (the “Closing”), as set forth in the Purchase Agreement; and

WHEREAS, Agent has agreed to accept, hold, and disburse the Escrow Funds and Escrow Shares deposited with it in accordance with the terms of this Agreement; and

WHEREAS, in order to establish the escrow of funds and shares to effect the provisions of the Purchase Agreement the parties hereto have entered into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and intending to be legally bound, the parties hereby agree as follows:

1.    Appointment of and Acceptance by Agent.

1.1    The Company and the Investors hereby appoints the Agent as escrow agent for the Escrow Funds in accordance with the terms and conditions set forth herein. The Agent hereby accepts such appointment and, upon receipt by wire transfer of the Escrow Funds in accordance with Section 2 below, agrees to hold, invest and disburse the Escrow Funds in accordance with this Agreement.

1.2    The Company and the Investors hereby appoint the Agent to serve as the holder of the Escrow Shares in accordance with the terms and conditions set forth herein. The Agent hereby accepts such appointment, and upon receipt via physical certificates representing the Escrow Shares in accordance with Section 2 below, agreed to hold and disburse the Escrow Shares in accordance with this Agreement.

1.3    The Company hereby acknowledges that the Agent serves as legal counsel to the Investors in connection with the transaction contemplated and referenced herein, and shall be acting as the escrow agent for the Escrow Funds and Escrow Shares in connection with the transaction contemplated and referenced herein. The Company agrees that in the event of any dispute arising in connection with this Agreement or otherwise in connection with any transaction or agreement contemplated and referenced herein, the Agent shall be permitted to continue to represent the Investors and the Company will not seek to disqualify such counsel.

2.    Creation of Escrow Funds Account/Escrow Shares Account.

2.1    On or prior to the date of this Agreement the Agent shall establish an escrow account for the deposit of the Escrow Funds, and the Investors will wire funds to the account of the Agent as follows (the “Escrow Funds Account”):

Bank:
Routing #:
Account #:
Name on Account:

2.2    Deposits into the Escrow Funds Account. Each Investor agrees that it shall promptly deliver all monies for the payment of the Purchased Technest Shares to the Agent for deposit in the Escrow Funds Account.

2.3    Deposits into the Escrow Shares Account by the Company. The Company agrees that it shall promptly deliver, via physical certificate, the shares of Technest Common Stock representing the Escrow Shares to the Agent, which shall be held by the Agent in its offices until disbursement in accordance with this Agreement (the “Escrow Shares Account,” and, together with the Escrow Funds Account, the “Escrow Account”).

2.4    Deposits into the Escrow Shares Account by Silicon Valley Bank. The Company agrees that it shall direct Silicon Valley Bank to deliver the Pledged Shares to the Agent for deposit in the Escrow Shares Account immediately upon the release by Silicon Valley Bank of its security interest in such Pledged Shares.

3.    Disbursements from the Escrow Account.

3.1    Release of Escrow Funds.At such time as Agent has collected and deposited instruments of payment in the total amount of the Escrow Funds, the Agent shall notify the Company and the Investors. The Agent will continue to hold such Escrow Funds until Closing, at which time the Agent shall wire up to $1,250,000 in the aggregate, to the accounts of the Company and/or third parties, in the amounts and to the parties so instructed by the Company. Up to $250,000 of the remaining Escrow Funds not distributed at the Closing under this Section 3.1 shall continue to be held by the Agent in escrow for the payment of costs associated with the settlement or appeal of a certain legal action, and shall be disbursed by the Agent upon notification and instruction by each of the Company and Southridge that an event has occurred enabling all or part of the $250,000 to be released. In disbursing the Escrow Funds, the Agent is authorized to rely upon such written or oral direction from the Company and the Investors, and may accept any signatory from the Company and the Investors listed on the signature page to this Agreement, and any signature from the Company and the Investors that the Agent already has on file.

3.2    Release of Escrow Shares.At such time as Agent has received the Escrow Shares via physical certificates from the Company and Silicon Valley Bank, the Agent shall notify the Company and the Investors. Within two business days of receipt by the Agent of a Notice of Conversion from an Investor with respect to the Series G Preferred Stock, the Agent shall release and deliver, or cause to be released and delivered, the number of Escrow Shares specified in such Notice of Conversion, via express courier or otherwise, to the name and address specified in such Notice of Conversion. Within two business days of receipt by the Agent of notification and instruction from each of the Company and the Investors with respect Escrow Shares to be released to a third party, the Agent shall release and deliver, or cause to be released and delivered, the number of Escrow Shares specified in such notice, via express courier or otherwise, to the name and address specified in such notice. In releasing such Escrow Shares, the Agent is authorized to rely upon such written or oral direction from the Company and the Investors, and may accept any signatory from the Company and the Investors listed on the signature page to this Agreement, and any signature from the Company and the Investors that the Agent has on file.

3.3    In the event the Agent does not receive the amount of the Escrow Funds from the Investors or the Escrow Shares from the Company or Silicon Valley Bank, the Agent shall notify the Company and the Investors.

4.    Deposit of Funds. The Agent is hereby authorized to deposit the wire transfer proceeds in the Escrow Account. Except as otherwise agreed by the Company, all the Escrow Funds received and held by the Agent pursuant to this Agreement shall be held in a non-interest bearing bank account.

5.    Exculpation and Indemnification of Agent

5.1    The Agent shall have no duties or responsibilities other than those expressly set forth herein. The Agent shall have no duty to enforce any obligation of any person to make any payment or delivery, or to direct or cause any payment or delivery to be made, or to enforce any obligation of any person to perform any other act. The Agent shall have no liability to the other parties hereto or to anyone else by reason of any failure on the part of any party hereto or any maker, guarantor, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document. Except for amendments to this Agreement referred to below, and except for instructions given to the Agent by the Company and the Investors relating to the Escrow Funds and the Escrow Shares, the Agent shall not be obligated to recognize any agreement between any and all of the persons referred to herein, notwithstanding that references thereto may be made herein and whether or not it has knowledge thereof.

5.2    The Agent shall not be liable to the Company or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, except for its gross negligence or willful misconduct. The Agent may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained), which is believed by the Agent, in good faith, to be genuine and signed or presented by the proper person or persons. The Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms thereof, unless evidenced by a writing delivered to the Agent signed by the proper party or parties and, if the duties or rights of the Agent are affected, unless it shall give its prior written consent thereto.

5.3    The Agent shall not be responsible for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of, any document or property received, held or delivered by it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein; nor shall the Agent be responsible or liable to the other parties hereto or to anyone else in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document or property or this Agreement. The Agent shall have no responsibility with respect to the use or application of any funds or other property paid or delivered by the Agent pursuant to the provisions hereof, except for its gross negligence or willful misconduct. The Agent shall not be liable to the Company or to anyone else for any loss that may be incurred by reason of any investment of any monies, which it holds hereunder provided the Agent has complied with the provisions of Section 4 hereunder, except for its gross negligence or willful misconduct.

5.4    The Agent shall have the right to assume in the absence of written notice to the contrary from the proper person or persons that a fact or an event by reason of which an action would or might be taken by the Agent does not exist or has not occurred, without incurring liability to the other parties hereto or to anyone else for any action taken or omitted, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, in reliance upon such assumption.

5.5    To the extent that the Agent becomes liable for the payment of taxes, including withholding taxes, in respect of income derived from the investment of the Escrow Funds held hereunder or any payment made hereunder, the Agent may pay such taxes. The Agent may withhold from any payment of monies held by it hereunder such amount of the income derived from the investment of funds as the Agent estimates to be sufficient to provide for the payment of such taxes not yet paid, and may use the sum withheld only for that purpose. The Agent shall be indemnified and held harmless against any liability for taxes and for any penalties or interest in respect of taxes, on such investment income or payments in the manner provided in Section 5.6

5.6    The Agent will be indemnified and held harmless by the Company from and against any and all expenses, including reasonable counsel fees and disbursements, or loss suffered by the Agent in connection with any action, suit or other proceeding involving any claim, or in connection with any claim or demand, which in any way arises out of or relates to this Agreement, the services of the Agent hereunder, the Escrow Funds or the Escrow Shares held by it hereunder, or any income earned from investment of such monies, except for the Agent’s gross negligence or willful misconduct. The Agent shall have a lien for the amount of any such expenses or loss on the Escrow Funds or Escrow Shares held by it hereunder. Promptly after the receipt by the Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Agent shall, if a claim in respect thereof is to be made against the Company, notify the Company thereof in writing, but the failure by the Agent to give such notice shall not relieve the Company from any liability which the Company may have to the Agent hereunder. Notwithstanding any obligation to make payments and deliveries hereunder, the Agent may retain and hold for such time as it deems necessary such amount of monies or Escrow Shares as it shall, from time to time, in its sole discretion, deem sufficient to indemnify itself for any such loss or expense and for any amounts due it under Section 8. In the event that the Company may be liable to the Agent pursuant to the foregoing indemnity, the Company will be indemnified and held harmless by the Investors from and against any and all expenses, including reasonable counsel fees and disbursements, or loss suffered by the Company in connection with any action, suit or other proceeding involving any claim, or in connection with any claim or demand, to the extent the same is caused by the Investors’ gross negligence or misconduct.

5.7    For the purposes hereof, the term “expense or loss” shall include all amounts paid or payable to satisfy any claim, demand or liability, or in settlement of any claim, demand, action, suit or proceeding settled with the express written consent of the Company and the Agent, and all costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding.

6.    Suspension of Performance: Disbursement Into Court.

6.1    Escrow Agent. If at any time, there shall exist any dispute between the Company and the Investors with respect to holding or disposition of any portion of the Escrow Funds or the Escrow Shares or any other obligations of Agent hereunder, or if at any time Agent is unable to determine, to the Agent’s sole satisfaction, the proper disposition of any portion of the Escrow Funds or Escrow Shares, or the Agent’s proper actions with respect to its obligations hereunder, or if the parties have not within thirty (30) days of the furnishing by Agent of a notice of resignation pursuant to Section 7 hereof, appointed a successor Agent to act hereunder, then Agent may, in its sole discretion, take either or both of the following actions:

(a)    Suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Agent or until a successor escrow agent shall be appointed (as the case may be); and/or

(b)    Petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to Agent, for instructions with respect to such dispute or uncertainty, and to the extent required by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all funds held by it in the Escrow Funds, and all Escrow Shares, after deduction and payment to Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by Agent in connection with performance of its duties and the exercise of its rights hereunder.

Agent shall have no liability to the Company, the Investors, or any person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Funds or of the shares held in the Escrow Shares, or any delay with respect to any other action required or requested of the Agent.

7.    Termination of Agreement and Resignation of Agent

7.1    This Agreement shall terminated on the final disposition of the Escrow Funds and the Escrow Shares held in escrow hereunder; provided that the rights of the Agent and the obligations of the other parties hereto under Sections 5 and 8 shall survive the termination hereof.

7.2    The Agent may resign at any time and be discharged from its duties as Agent hereunder by giving the Company and the Investors at least thirty (30) days’ notice thereof. As soon as practicable after its resignation, the Agent shall turn over to a successor escrow agent appointed by the Company all Escrow Funds and Escrow Shares held hereunder (less such amount as the Agent is entitled to retain pursuant to Section 8) upon presentation of the document appointing the new escrow agent and its acceptance thereof.

8.    Compensation of Agent. For services rendered, the Agent shall receive as compensation $2,500. The Agent shall also be entitled to reimbursement from the Company for all reasonable expenses paid or incurred by it in the administration of its duties hereunder, including, but not limited to, all reasonable counsel, advisors’ and Agents’ fees and disbursements and all reasonable taxes or other governmental charges. It is anticipated that such disbursements shall not exceed $500 barring any unforeseen circumstances.

9.    Warranties.

9.1    The Investors make the following representations and warranties to the Agent:

(a)    The Investors have full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)    This Agreement has been duly approved by all necessary action of the Investors, including any necessary approval of the limited partner of the Investors, has been executed by duly authorized officers of the Investors, enforceable in accordance with its terms.

(c)    The execution, delivery, and performance of the Investors of this Agreement will not violate, conflict with, or cause a default under the agreement of limited partnership of the Investors, any applicable law or regulation, any court order or administrative ruling or degree to which any Investor is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement.

(d)    Except for Silicon Valley Bank with respect to the Pledged Shares, no party other than the parties hereto has, or shall have, any lien, claim or security interest in the Escrow Funds or Escrow Shares or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or Escrow Shares or any part thereof.

(e)    All of the representations and warranties of the Investors contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement from the Escrow Funds and Escrow Shares.

9.2    The Company makes the following representations and warranties to Agent and the Investors:

(a)    The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida, and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)    This Agreement has been duly approved by all necessary corporate action of the Company, including any necessary shareholder approval, has been executed by duly authorized officers of the Company, enforceable in accordance with its terms.

(c)    The execution, delivery, and performance by the Company of this Agreement in accordance with the Purchase Agreement will not violate, conflict with, or cause a default under the articles of incorporation or bylaws of the Company, any applicable law or regulation, any court order or administrative ruling or decree to which the Company is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement.

(d)    Except for Silicon Valley Bank with respect to the Pledged Shares, no party other than the parties hereto has or shall have any lien, claim or security interest in the Escrow Funds or Escrow Shares or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or Escrow Shares or any part thereof.

(e)    All of the representations and warranties of the Company contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement from the Escrow Funds and Escrow Shares.

10.   Notices. All notices, requests, demands and other communications provided for herein shall be in writing, shall be delivered by hand or by first-class mail, shall be deemed given when received and shall be addressed to the parties hereto at their respective addresses listed below, or to such other persons or addresses as the relevant party shall designate as to itself from time to time in writing delivered in like manner.

If to the Company:	Markland Technologies, Inc.
222 Metro Center Boulevard
Warwick, RI 02886
Fax: 401-921-5160
Attention: President

If to the Agent:	Gersten Savage LLP
600 Lexington Avenue
New York, New York 10022
Tel. # (212) 752-9700
Fax # (212) 980-5192
Attention: David Danovitch, Esq.

If to the Investors:	c/o Southridge Capital Management LLC
90 Grove Street
Ridgefield, CT 06877
Tel. # (203) 431-8300
Fax # (203) 431-8301
Attention: Stephen Hicks

11.   Further Assurances. From time to time on or after the date hereof, the Company shall deliver or cause to be delivered to the Agent such further documents and instruments and shall do and cause to be done such further acts as the Agent shall reasonably request (it being understood that the Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

12.   Consent to Service of Process. Each of the Company and the Investors hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any federal court located in such State in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail directed to each of the Company and the Investors at its address for purposes of notices hereunder.

13.   Miscellaneous

13.1    If for any reason the Escrow Funds or Escrow Shares are not received by the Agent as contemplated herein, the Company shall reimburse the Agent for all reasonable expenses, including reasonable counsel fees and disbursements, paid or incurred by it in making preparations for providing the services contemplated hereby.

13.2    This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing such instrument to be drafted. The terms “hereby,” “hereof,” “hereto,” “hereunder” and any similar terms, as used in this Agreement, refer to the Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. The word “person” shall mean any natural person, partnership, company, government and any other form of business or legal entity. All words or terms used in this Agreement, regardless of the number or gender, in which they are used, shall be deemed to include any other number and any other gender as the context may require. This Agreement shall not be admissible in evidence to construe the provision of any prior agreement.

13.3    This Agreement and the rights and obligations hereunder of the Company may be assigned by the Company only to a successor to the Company’s entire business. This Agreement and the rights and obligations hereunder of the Agent may be assigned by the Agent only to a successor to its entire business. This Agreement and the rights and obligations hereunder of the Investors may be assigned by each respective Investor only to a successor to its entire business. This Agreement shall be binding upon and inure to the benefit of each party’s respective successors, heirs and permitted assigns. No other person shall acquire or have any rights under or by virtue of this Agreement. This Agreement may not be changed orally or modified, amended or supplemented without an express written agreement executed by the Agent, the Company and the Investors. This Agreement is intended to be for the sole benefit of the parties hereto, and (subject to the provisions of this Section 13.3) their respective successors, heirs and assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person.

13.4    This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. The representations and warranties contained in this Agreement shall survive the execution and delivery hereof and any investigations made by any party. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect any of the terms hereof.

14.   Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signature of all of the parties reflected hereon as the signatures.

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IN WITNESS WHEREOF, the parties have executed and delivered this Escrow Agreement on the day and year first above written.

AGENT:

GERSTEN SAVAGE LLP

By:	/s/ David E. Danovitch
Name: David E. Danovitch
Title: Partner

COMPANY:

MARKLAND TECHNOLOGIES, INC.

By:	/s/ Gino Pereira
Name: Gino Pereira
Title: Chief Financial Officer

INVESTORS:

SOUTHRIDGE PARTNERS LP

By:	/s/ Henry Sargent
Name: Henry Sargent
Title: Manager of General Partner

SOUTHSHORE CAPITAL FUND LTD

By:	Illegible
Name: Navigator Management, Ltd.
Title: Director

ABERDEEN AVENUE LLC

By:	Illegible
Name: Navigator Management, Ltd.
Title: Director

BRITTANY CAPITAL MANAGEMENT LTD.

By:	/s/ Barry W. Herman
Name: Barry W. Herman
Title: President

ROBERT TARINI

/s/ Robert Tarini

GINO PEREIRA

/s/ Gino Pereira

STEPHEN HICKS

/s/ Stephen Hicks